Exhibit 1

Recent Developments update dated September 15, 2004

Recent Developments

     The information included in this section supplements the information about the Republic of Italy that is contained in Exhibit D to the Republic’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2002. To the extent that the information included in this section differs from the information set forth in the annual report, you should rely on the information in this section.

The Italian Economy

     Italy’s real GDP grew at a seasonally adjusted rate of 0.3 per cent in the second quarter of 2004 and of 1.2 per cent during the year ended June 30, 2004, based on ISTAT data. Italy’s seasonally adjusted average unemployment rate remained substantially unchanged at 8.5 per cent during the first quarter of 2004, compared to the last quarter of 2003. Consumer prices, as measured by the harmonized EU consumer price index, had increased at an annual rate of 2.2 per cent during the twelve months ended July 31, 2004.

The 2005-2008 Program Document

     In July 2004 the Government finalized and presented to Parliament its 2005-2008 Program Document, which, consistent with the previous Program Document, contemplates as its main objective the gradual phase-out of extraordinary one-off measures and the implementation of an increasing number of structural reforms over the four-year period covered by the Program Document.

     While Italy’s budget deficit has remained below the three per cent threshold established by the Maastricht Treaty, Italy has increasingly relied on extraordinary one-off measures to achieve this budgetary target. Such measures included the sale of UMTS licenses in 2000, the disposal of state-owned assets in 2001 and 2002 and the tax amnesty implemented in 2003. One-off measures reduced Italy’s budget deficit by 0.5 per cent in 2001, 1.5 per cent in 2002 and 2.0 per cent in 2003. The Government estimated in 2003 that one-off measures in 2004 would represent two-thirds of the measures adopted by Italy to achieve its budgetary target. This proportion would be reduced to one-third in 2005 and phased-out entirely in 2006.

     Structural reforms over the four-year period will include the implementation of the pension reforms approved by Parliament in July 2004, the improvement of Italy’s infrastructure, incentives to small and medium sized enterprises aimed at increasing investment in research and development. Structural measures will also be aimed at further reducing tax evasion.

     Furthermore, Italy plans to accelerate the pace at which it is reducing public debt as a percentage of GDP through further privatizations of state-owned assets.

     The following table shows Italy’s principal public finance targets for the years indicated, as well as the gross domestic product, inflation and unemployment assumptions underlying the Program Document.

2005-2008 PROGRAM DOCUMENT OBJECTIVES

	2005	2006	2007	2008
		(Target)
Primary balance, as a percentage of GDP	2.6	3.3	4.0	4.8
Interest expense, as a percentage of GDP	5.3	5.5	5.7	6.0
Net borrowing, as a percentage of GDP	(2.9)	(2.2)	(1.7)	(1.2)
Structural net borrowing, as a percentage of GDP	(2.2)	(1.9)	(1.5)	(1.1)
Public debt, as a percentage of GDP	104.1	101.9	99.3	98.1
GDP (% real growth rate)	2.1	2.2	2.3	2.3
Inflation (% real growth)	1.6	1.5	1.4	1.4
Unemployment rate (%)	8.2	7.6	7.3	7.0

Source: 2005-2008 Program Document.

     The Program Document targets real GDP growth of 2.1 per cent in 2005, substantially in line with the 2.2 per cent growth targeted in the 2004-2007 Program Document. It also targets annual budget deficit reductions with the budget deficit as a percentage of GDP decreasing from 2.9 per cent in 2005 to 1.2 per cent in 2008. The targeted reductions in budget deficits in the 2005-2008 Program Document are significantly less ambitious than those set forth in the 2004-2007 Program Document, which targeted a substantially balanced budget in 2007. This reflects lower targets for primary surplus as a percentage of GDP, increasing from 2.6 per cent in 2005 to 4.8 per cent in 2008, in the 2005-2008 Program Document, compared to targets of 3.5 per cent for 2005 and 5.1 per cent in 2007 in the 2004-2007 Program Document. Furthermore, while the 2005-2008 Program Document targets for interest expense as a percentage of GDP rose from 5.3 per cent in 2005 to 6.0 per cent in 2008, the 2004-2007 Program Document targets interest expense as a percentage of GDP as being substantially stable at 5.1 per cent through 2007.

     Because the Program Document is based on assumptions with respect to future economic developments, including international economic trends, there can be no assurance that its objectives will be attained.

Public Debt

     The following table shows the total debt incurred by the Treasury as of the dates indicated. Total debt incurred by the Treasury differs from Italy’s total public debt as it does not include liabilities to holders of postal savings accounts and debt incurred by other state sector entities and other general government entities.

	March 31, 2004	June 30, 2004
	(millions of euro)
Short term bonds (BOT)	141,605	144,550
Medium and long term bonds (initially incurred or issued in Italy)	964,210	989,228
External bonds (initially incurred or issued outside Italy)	90,743	92,110	(1)

Total debt incurred by the Treasury	1,196,557	1,225,888

Source: Ministry of Economy and Finance

(1)	Italy often enters into currency swap agreements in the ordinary course of the management of its debt. The total amount of external bonds shown above takes into account the effect of these arrangements.

In addition, the total amount of external bonds shown above includes (i) US$989 million of debt originally incurred outside Italy by Ferrovie dello Stato S.p.A., or FS, the State railway entity, and assumed by the Treasury by law in 1996 and (ii) approximately €4,990 million in obligations outstanding at June 30 under Italy’s €10 billion Commercial Paper program, with maturities of less than one year.

The amount of external bonds shown above does not correspond to the total amount of external bonds indicated in the table “External Bonds of the Treasury as of June 30, 2004” below, which does not take into account (i) the effect of currency swaps, (ii) FS debt incurred outside Italy, and (iii) Italy’s Commercial Paper program.

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     The following table shows the external bonds of the Treasury issued and outstanding as of June 30, 2004.

External Bonds of the Treasury
as of June 30, 2004

	Interest	Initial Public			Original Principal	Principal Amount	Equivalent
Title	Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	in euro
US$(1) $3,500,000,000	6.875%	98.725%	September 27, 1993	September 27, 2023	3,500,000,000	3,500,000,000	2,879,473,468
$1,500,000,000	6.025%-6.88%	100.000%	March 5, 1996	Mar 5, 2004/12	1,500,000,000	1,500,000,000	1,234,060,058
$750,000,000	5.81%-6.70%	100.000%	March 5, 1996	Mar 5, 2002/10	750,000,000	750,000,000	617,030,029
$1,500,000,000	5.97% -6.25%	100.000%	December 20, 1996	Dec 20, 2004/12	1,500,000,000	1,500,000,000	1,234,060,058
$2,500,000,000	6.000%	99.755%	May 29, 1998	May 29, 2008	2,500,000,000	2,500,000,000	2,056,766,763
$2,000,000,000	7.250%	99.682%	February 7, 2000	February 7, 2005	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	6.000%	99.274%	February 22, 2001	February 22, 2011	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	5.250%	99.506%	April 5, 2001	April 5, 2006	2,000,000,000	2,000,000,000	1,645,413,410
$100,000,000	5.000%	99.635%	May 15, 2001	May 15, 2005	100,000,000	100,000,000	82,270,671
$3,000,000,000	4.375%	99.468%	October 25, 2001	October 25, 2006	3,000,000,000	3,000,000,000	2,468,120,115
$2,000,000,000	4.375%	98.007%	January 28, 2002	October 25, 2006	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	5.625%	99.893%	March 1, 2002	June 15, 2012	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	4.625%	99.594%	March 22, 2002	June 15, 2005	2,000,000,000	2,000,000,000	1,645,413,410
$1,000,000,000	5.625%	99.392%	May 8, 2002	June 15, 2012	1,000,000,000	1,000,000,000	822,706,705
$300,000,000	3 mth libor - 0.065%	100.000%	August 1, 2002	August 1, 2007	300,000,000	300,000,000	246,812,012
$3,000,000,000	3.625%	99.721%	September 4, 2002	September 4, 2007	3,000,000,000	3,000,000,000	2,468,120,115
$3,000,000,000	2.500%	99.767%	January 30, 2003	March 31, 2006	3,000,000,000	3,000,000,000	2,468,120,115
$2,000,000,000	5.375%	98.436%	February 27, 2003	June 15, 2033	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	4.375%	99.694%	February 27, 2003	June 15, 2013	2,000,000,000	2,000,000,000	1,645,413,410
$1,250,000,000	3.250%	99,949%	May 6, 2003	May 6, 2008	1,250,000,000	1,250,000,000	1,028,383,381
$2,000,000,000	2.500%	99.521%	July 3, 2003	July 15, 2008	2,000,000,000	2,000,000,000	1,645,413,410
$3,000,000,000	2.750%	99.901%	November 13, 2003	December 15, 2006	3,000,000,000	3,000,000,000	2,468,120,115
$100,000,000	4.170%	100.000%	November 14, 2003	November 15, 2010	100,000,000	100,000,000	82,270,671
$100,000,000	4.060%	100.000%	December 9, 2003	December 9, 2010	100,000,000	100,000,000	82,270,671
$2,000,000,000	2.75%	100.239%	January 14, 2004	December 15, 2006	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	3.25%	99.515%	March 3, 2004	May 15, 2009	2,000,000,000	2,000,000,000	1,645,413,410
$2,000,000,000	3.75%	99.783%	June 30, 2004	December 14, 2007	2,000,000,000	2,000,000,000	1,645,413,410

Euro(2) €1,000,000,000	3mth libor	100.000%	October 30, 1990	October 30, 2005	1,000,000,000	1,000,000,000	1,000,000,000
€2,500,000,000	9.250%	98.160%	March 7, 1991	March 7, 2011	2,500,000,000	2,500,000,000	2,500,000,000
€1,022,583,762	3 mth libor+ 0.0625%	99.887%	December 11, 1995	December 20, 2002/10	1,022,583,762	1,022,583,762	1,022,583,762
€567,225,275	6.250%	100.790%	May 29, 1997	May 29, 2012	567,225,275	567,225,275	567,225,275
€762,245,086	5.875%	101.594%	July 2, 1997	July 2, 2007	762,245,086	762,245,086	762,245,086
€1,533,875,644	5.750%	101.663%	July 10,1997	July 10, 2007	1,533,875,644	1,533,875,644	1,533,875,644
€60,000,000	FRN/FX	99.610%	October 8, 1998	October 8, 2018	60,000,000	60,000,000	60,000,000
€300,000,000	Index linked	101.425%	October 15, 1998	October 15, 2018	300,000,000	300,000,000	300,000,000
€1,000,000,000	4.000%	99.342%	October 26, 1998	October 26, 2005	1,000,000,000	1,000,000,000	1,000,000,000
€1,000,000,000	CMS	99.950%	May 6, 1999	May 6, 2019	1,000,000,000	1,000,000,000	1,000,000,000
€1,000,000,000	CMS	101.600%	June 28, 1999	June 28, 2029	1,000,000,000	905,000,000	905,000,000
€1,000,000,000	CMS	100.750%	August 30, 1999	August 30, 2019	1,000,000,000	1,000,000,000	1,000,000,000
€1,000,000,000	5.250%	99.952%	March 10, 2000	March 10, 2005	1,000,000,000	1,000,000,000	1,000,000,000
€2,000,000,000	4.750%	99.706%	January 23, 2001	January 23, 2006	2,000,000,000	2,000,000,000	2,000,000,000
€150,000,000	Zero Coupon	100.000%	February 20, 2001	February 20, 2031	150,000,000	150,000,000	150,000,000
€3,000,000,000	5.750%	100.040%	July 25, 2001	July 25, 2016	3,000,000,000	3,000,000,000	3,000,000,000
€400,000,000	3 mth libor - 0.06%	100.000%	January 22, 2002	January 22, 2012	400,000,000	400,000,000	400,000,000
€1,000,000,000	3 mth euribor - 0.06%	100.000%	July 24, 2003	January 24, 2007	1,000,000,000	1,000,000,000	1,000,000,000
€150,000,000	84.5% cms 10Y	100.000%	April 26, 2004	April 26, 2019	150,000,000	150,000,000	150,000,000

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	Interest	Initial Public			Original Principal	Principal Amount	Equivalent
Title	Rate(%)	Offering Price	Date of Issue	Maturity Date	Amount	Outstanding	in euro
Swiss Francs(3) ChF 300,000,000	Zero Coupon	30.873%	December 11, 1985	December 11, 2005	300,000,000	300,000,000	196,824,564
ChF 1,000,000,000	3.250%	102.250%	July 1, 1997	July 1, 2004	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	3.500%	102.900%	September 25, 1998	September 25, 2008	1,000,000,000	1,000,000,000	656,081,879
ChF 1,500,000,000	3.125%	99.825%	January 15, 1999	July 15, 2010	1,500,000,000	1,500,000,000	984,122,819
ChF 1,000,000,000	3 mth libor - 0.1%	100.060%	March 24, 2000	March 24, 2005	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	3.625%	100.820%	January 10, 2001	January 10, 2006	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	3.000%	100.180%	February 11, 2002	August 11, 2006	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	2.000%	100.470%	January 30, 2003	April 30, 2009	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	1.250%	99.775%	August 11, 2003	February 9, 2007	1,000,000,000	1,000,000,000	656,081,879
ChF 1,000,000,000	1.750%	100.090%	February 3, 2004	March 3, 2008	1,000,000,000	1,000,000,000	656,081,879

Pounds Sterling(4) £400,000,000	10.500%	100.875%	April 28, 1989	April 28, 2014	400,000,000	400,000,000	596,347,372
£1,500,000,000	6.000%	98.565%	August 4, 1998	August 4, 2028	1,500,000,000	1,500,000,000	2,236,302,646
£105,000,000	6mth libor - 0.3%	99.700%	May 2, 2000	May 2, 2005	105,000,000	105,000,000	156,541,185
£600,000,000	3mth libor - 0.15%	100.000%	March 5, 2003	March 5, 2008	600,000,000	600,000,000	894,521,059

Norwegian Kroners(5) NOK 2,000,000,000	6.150%	100.000%	September 25, 2002	September 25, 2012	2,000,000,000	2,000,000,000	237,065,134
NOK 2,000,000,000	4.34%	100.000%	June 23, 2003	June 23, 2015	2,000,000,000	2,000,000,000	237,065,134

Japanese Yen(6) ¥200,000,000,000	5.000%	99.540%	December 15, 1994	December 15, 2004	200,000,000,000	200,000,000,000	1,510,574,018
¥125,000,000,000	5.500%	100.000%	December 15, 1994	December 15, 2014	125,000,000,000	125,000,000,000	944,108,761
¥225,000,000,000	3.750%	100.000%	June 8, 1995	June 8, 2005	225,000,000,000	225,000,000,000	1,699,395,770
¥125,000,000,000	4.500%	100.000%	June 8, 1995	June 8, 2015	125,000,000,000	125,000,000,000	944,108,761
¥150,000,000,000	3.800%	100.000%	April 4, 1996	March 27, 2008	150,000,000,000	150,000,000,000	1,132,930,514
¥100,000,000,000	3.700%	100.000%	November 14, 1996	November 14, 2016	100,000,000,000	100,000,000,000	755,287,009
¥100,000,000,000	3.450%	99.800%	March 24, 1997	March 24, 2017	100,000,000,000	100,000,000,000	755,287,009
¥100,000,000,000	1.800%	99.882%	February 23, 2000	February 23, 2010	100,000,000,000	100,000,000,000	755,287,009
¥100,000,000,000	0.375%	99.936%	October 10, 2001	October 10, 2006	100,000,000,000	100,000,000,000	755,287,009
¥100,000,000,000	0.375%	99.800%	April 2, 2002	October 10, 2006	100,000,000,000	100,000,000,000	755,287,009
¥100,000,000,000	0.650%	99.995%	April 14, 2004	March 20, 2009	100,000,000,000	100,000,000,000	755,287,009

Australian Dollar(7) A$1,000,000,000	5.88%	99.803%	February 27, 2004	August 14, 2008	1,000,000,000	1,000,000,000	569,670,730

TOTAL OUTSTANDING							81,454,431,186 (8)

Source: Ministry of Economy and Finance

(1)	U.S. dollar amounts have been converted into euro at $1.2155/€1.00, the exchange rate prevailing at June 30, 2004.
(2)	External debt denominated in currencies of countries that have adopted the euro have been converted into euro at the fixed rate at which those currencies where converted into euro upon their issuing countries becoming members of the European Monetary Union.
(3)	Swiss Franc amounts have been converted into euro at ChF1.5242/€1.00, the exchange rate prevailing at June 30, 2004.
(4)	Pounds Sterling amounts have been converted into euro at £0.67075/€1.00, the exchange rate prevailing at June 30, 2004.
(5)	Norwegian Kroner amounts have been converted into euro at NOK8.4365/€1.00, the exchange rate prevailing at June 30, 2004.
(6)	Japanese Yen amounts have been converted into euro at ¥132.4/€1.00, the exchange rate prevailing at June 30, 2004.
(7)	Australian Dollar amounts have been converted into euro at A$1.7554/€1.00, the exchange rate prevailing at June 30, 2004.
(8)	Italy often enters into swap agreements in the ordinary course of the management of its debt. The total amount shown above does not give effect to these arrangements. The following table summarizes the effects on the Treasury’s external bonds after giving effect to currency swaps. Total external bonds before and after swap do not include US$989 million of debt originally incurred outside Italy by FS and assumed by the Treasury by law in 1996.

	As of June 30, 2004
Currency	Before Swap	After Swap
US Dollars	49.09%	8.92%
Euro	23.76%	66.89%
Swiss Francs	7.89%	8.03%
Pounds Sterling	4.77%	3.35%
Norwegian Kroner	0.58%	0.00%
Japanese Yen	13.21%	12.80%
Australian Dollar	0.70%	0.00%
Total External Bonds (in millions of Euro)	€81,454	€86,306

     The total amount shown above does not include approximately €4,990 million outstanding under Italy’s Commercial Paper program.

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